June 1, 2010

Admiral Christopher Parry
99 Havant Road
Drayton
Portsmouth
PO6 2JE
Hampshire
United Kingdom

Dear Admiral Parry,

Letter of Appointment

The Board has approved that you should be appointed as a non-executive Director of Coda Octopus Group, Inc. (the "Company") with effect from April 29, 2010. It is agreed that this is a contract for services and is not a contract for employment.

I am writing to set out the terms of your appointment approved by the Board as a non executive Director of the Company.

1. APPOINTMENT

1.1 Subject to the remaining provisions of this letter, your appointment shall continue until terminated in accordance with this Agreement.

1.2 The appointment is subject to review by the Board at any time and to termination by either party upon four (4) weeks written notice. All Directors are subject to re-election at the Company's Annual General Meeting. This appointment shall automatically terminate if you are not re-elected at the Annual General Meeting of Stockholders or if you become prohibited by law from serving as a Director.

2. ROLE AND DUTIES

2.1 You shall at all times during the period of your appointment:

(a) undertake to devote such time to the business of the Company, including your attendance at Board Meetings as is required to perform your duties as non-executive Director; and

(b) keep the Board promptly and fully informed (in writing if so requested) of all matters relating to conduct of the business or affairs of the Company arising during the course of your appointment and provide such explanations as the Board may require.

2.2 As a non-executive director you shall have the same general legal responsibilities to the Company as any other director. The Board as a whole is collectively responsible for the success of the Company. The Board's role is to:

(a) provide entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to the Company be assessed and managed;

(b) set the Company's strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance; and

(c) set the Company's values and standards and ensure that its obligations to its shareholders and others are understood and met.

2.3 All Directors must take decisions objectively in the interest of the Company.

2.4 All directors must act in the way they consider, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole.

2.5 In your role as a non-executive director, you shall also be required to:

(a) constructively challenge and contribute to the development of strategy;

(b) scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

(c) satisfy yourself that financial information is accurate and that financial controls and systems of risk management are robust and defensible;

(d) be responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing and, where necessary, removing senior management and in succession planning;

(e) serve on the remuneration committee of the Board (when it is re-established) and attend all committee meetings;

(f) at all times comply with the Byelaws of the Company;

(g) abide by your statutory, fiduciary and common-law duties as a director of the Company;

(h) diligently perform your duties and use your best endeavours to promote, protect, develop and extend the business of the Company.

2.6 You shall be entitled to request all relevant information about the Company's affairs as is reasonably necessary in order to enable you to discharge your duties.

3. FEES

<u>Board Fees</u>: You shall be paid $1,875 per board meeting attended (four meetings are scheduled annually).

<u>Stock Grant</u>: Subject to completing one year, on the anniversary of your appointment which took effect on April 29, 2010 the Company shall issue 100,000 shares of Common Stock (fully paid up and non-assessable). In the event of earlier resignation or termination of this appointment this will be forfeited.

<u>Option Grant</u>: The Company shall grant to you the option to acquire 50,000 shares at an exercise price of $1.05 or as priced from time to time by the Board. The Option will vest, assuming you are still a non-executive Director, as follows: The option agreement is appended hereto.

50% immediately (25,000 as of 1 June 2010)

50% one year after the effective date of your appointment (25,000). If you should resign prior to this, the Option for this 50% shall lapse.

<u>Expenses</u>: The Company shall reimburse you for all reasonable and properly documented expenses that you incur in performing the duties of your office in accordance with its standard expense policy in force from time to time.

You will be responsible for the payment of any taxes due on remuneration.

4. OUTSIDE INTERESTS

4.1 It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. If you become aware of any potential conflicts of interest, these should be disclosed to the Chairman and Company Secretary as soon as you become aware of them.

5. TERMINATION OF APPOINTMENT

5.1 The Company (acting through the Board) may terminate your appointment with immediate effect if you have:

(a) committed any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your statutory, fiduciary or common-law duties); or

(b) been guilty of any fraud or dishonesty or acted in any manner which, in the opinion of the Company, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company; or

(c) been declared bankrupt or have made an arrangement with or for the benefit of your creditors, or if you have a county court administration order made against you under the County Court Act 1984; or

(d) been disqualified from acting as a director.

5.2 In the event that you are not re-elected at the Annual General Meeting of Stockholders the appointment shall terminate forthwith.

5.3 Termination shall not affect any rights that have accrued up to the date of termination.

6. CONFIDENTIALITY

6.1 All information acquired during your appointment is confidential to the Company and should not be disclosed to third parties or used for any reason other than in the interests of the Company, either during your appointment or following termination (by whatever means), without prior clearance from the Chairman in writing.

6.2 Nothing in this paragraph 6 shall prevent you from disclosing information which you are entitled to disclose under the Public Interest Disclosure Act 1998 or similar legislation in the United States, provided that the disclosure is made in accordance with the provisions

CodaOctopus GROUP

of that Act and any similar Act and you have complied with the Company's policy from time to time in force regarding such disclosures.

7. INSURANCE

The Company has directors' and officers' liability insurance and it intends to maintain such cover for the full term of your appointment. The current indemnity limit is $5,000,000. A copy of the policy document is available from the Company Secretary or the Chief Financial Officer.

Please indicate your acceptance of these terms by signing and returning to the attached copy of this letter.

Yours sincerely

....

For and on behalf of Coda Octopus Group, Inc

Geoff Turner (Director and CEO)

I agree to the above terms of appointment as a non-executive director

....

Chris Parry

June 7 2010